UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2011

MCCORMICK & SCHMICK’S SEAFOOD RESTAURANTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35148	20-1193199
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1414 NW Northrup Street, Suite 700, Portland, Oregon 97209

(Address of principal executive offices) (Zip Code)

(503) 226-3440

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 1, 2011, McCormick & Schmick Acquisition Corp. and The Boathouse Restaurants of Canada, Inc. (the “Borrowers”), each a subsidiary of McCormick & Schmick’s Seafood Restaurants, Inc. (the “Company”) entered into a Fifth Amendment to the Amended and Restated Revolving Credit Agreement (the “Amendment”) by and among the Borrowers; Bank of America, N.A. as Administrative Agent; and Bank of America, N.A. and Wells Fargo Bank, N.A. as the lenders. The Amendment amends the Amended and Restated Revolving Credit Agreement dated as of December 28, 2007 (as amended and in effect from time to time, the “Credit Facility”). The Amendment is effective as of November 1, 2011 and: (i) redefined “Consolidated EBITDA” for any fiscal period through FQ1 2012 by adding to that amount certain one-time charges consisting of advisory, legal, bonus and other similar expenses incurred during such period in connection with the Borrowers’ investigation of a potential sale or other similar strategic corporate alternatives, up to $4,000,000 in the aggregate; (ii) reduced the consolidated fixed charge coverage ratio which the Borrowers must meet at the end of any fiscal quarter, beginning with FQ3 2011; and (iii) reduced the maximum total commitment under the credit facility from $40,000,000 to $25,000,000. The Company paid a $62,500 amendment fee and agreed to reimburse the lenders for certain incurred legal fees in connection with the Amendment. The Credit Facility is guaranteed by the Company and all its domestic subsidiaries. Loans under the Credit Facility are secured by a pledge of the capital stock of the Company’s subsidiaries.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 7, 2011

McCormick & Schmick’s Seafood Restaurants, Inc.

By:	/s/ Michelle M. Lantow
Michelle M. Lantow
Chief Financial Officer
(Principal Financial and Accounting Officer)